PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.55 PER SHARE FOR THE FIRST QUARTER

HUNT VALLEY, MARYLAND – May 8, 2012 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three-month period ended March 31, 2012.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended March 31, 2012 of $48.2 million or $0.46 per common share.  The $48.2 million of FFO available to common stockholders for the first quarter of 2012 includes $7.1 million of interest refinancing costs, $1.5 million of non-cash stock-based compensation expense and $0.1 million of costs associated with December 2011 acquisitions.  The $7.1 million of interest refinancing costs related to the write-off of deferred financing costs and expenses associated with the tender and redemption of the Company’s $175 million of 7% Senior Notes due 2016.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.55 per common share for the three-month period ended March 31, 2012.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: expenses associated with debt redemptions, acquisitions and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “First Quarter 2012 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended March 31, 2012, the Company reported net income and net income available to common stockholders of $26.1 million, or $0.25 per diluted common share on operating revenues of $84.5 million.  This compares to net loss of $5.9 million and a net loss available to common stockholders of $11.1 million, or a loss of $0.11 per diluted common share on operating revenues of $70.5 million, for the same period in 2011.

The increase in net income was primarily due to the impact of: (i) additional rental income and mortgage interest income associated with $339 million of new investments made throughout 2011; (ii) $5.3 million in gains on the sale of assets and (iii) $24.7 million net decrease in real estate impairments.  These increases were partially offset by: (i) $1.9 million of increased depreciation expense associated with the 2011 new investments; (ii) $2.9 million of increased interest expense associated with the 2011 new investments; and (iii) a $7.1 million charge relating to the tender and redemption of all of the Company’s outstanding $175 million of 7% Senior Notes due 2016.

FIRST QUARTER 2012 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In April 2012, the Company increased its quarterly common dividend per share to $0.42 from $0.41.
•	In March 2012, the Company tendered and/or redeemed all of its $175 million of 7% Senior Notes due 2016.
•	In March 2012, the Company issued $400 million aggregate principal amount of its 5.875% Senior Notes due 2024.

FIRST QUARTER 2012 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended March 31, 2012 were $84.5 million.  Operating expenses for the three-month period ended March 31, 2012 totaled $33.1 million and were composed of $27.1 million of depreciation and amortization expense, $4.0 million of general and administrative expense, $1.5 million of stock-based compensation expense, $0.3 million provision for impairments on real estate properties and $0.1 million of expense associated with the December 2011 acquisitions.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three-month period ended March 31, 2012 was a net expense of $30.7 million, which was composed of $23.0 million of interest expense, $0.6 million of amortized deferred financing costs and $7.1 million of interest refinancing expense related to the early retirement of a debt obligation in 2012.

Funds From Operations – For the three-month period ended March 31, 2012, reportable FFO available to common stockholders was $48.2 million, or $0.46 per common share on 104 million weighted-average common shares outstanding, compared to $39.1 million, or $0.39 per common share on 100 million weighted-average common shares outstanding, for the same period in 2011.

The $48.2 million of FFO for the three-month period ended March 31, 2012 includes the impact of $7.1 million of interest refinancing costs, $1.5 million of stock-based compensation expense and $0.1 million of expense associated with December 2011 acquisitions.

The $39.1 million of FFO for the three-month period ended March 31, 2011 includes the impact of $3.5 million of non-cash preferred stock redemption charges, $1.5 million of non-cash stock-based compensation expense, a $0.2 million net loss associated with owned and operated assets, $45 thousand of costs associated with 2010 acquisitions and $16 thousand in interest refinancing expense.

Adjusted FFO was $56.9 million, or $0.55 per common share, for the three months ended March 31, 2012, compared to $44.4 million, or $0.44 per common share, for the same period in 2011.  The Company had 3.9 million additional weighted-average shares for the three months ended March 31, 2012 compared to the same period in 2011.  For further information see “Funds From Operations” below.

FINANCING ACTIVITIES

$400 Million 5.875% Senior Notes Issuance – On March 19, 2012, the Company issued $400 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the “2024 Notes”).  The 2024 Notes were sold at a price equal to 100% of their face value. The Company used the net proceeds of the offering to fund its cash tender and redemption of its then outstanding $175 million aggregate principal amount of 7% Senior Notes due 2016 (the “2016 Notes”) and used the balance to repay a portion of its outstanding borrowings under its $475 million unsecured revolving credit facility.

$175 Million 7% Senior Notes Tender and Redemption – On March 5, 2012, the Company commenced a tender offer to purchase for cash any and all of its outstanding 2016 Notes.  Pursuant to the terms of the tender offer, on March 19, 2012, Omega purchased $168.9 million aggregate principal amount of the 2016 Notes.  Omega paid holders of the tendered 2016 Notes consent payments aggregating approximately $4.5 million over the face amount of the 2016 Notes.

On March 27, 2012, the Company redeemed the remaining $6.1 million aggregate principal amount of the 2016 Notes at a redemption price of 102.333% of the principal amount thereof, plus accrued and unpaid interest on the 2016 Notes up to the redemption date.

In connection with the tender offer and redemption, the Company wrote-off approximately $2.6 million of deferred financing costs and other related expenses in connection with the repurchase. The consideration for the tender and redemption of the 2016 Notes was paid from the proceeds from the sale of Omega's 2024 Notes.

Equity Shelf Program and the Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended March 31, 2012, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2012
(in thousands, except price per share)

Q1
Total

Number of shares	249
Average price per share	$21.38
Proceeds	$5,318

Dividend Reinvestment and Common Stock Purchase Program for 2012
(in thousands, except price per share)

Q1
Total

Number of shares	665
Average price per share	$21.42
Proceeds	$14,242

2012 PORTFOLIO AND RECENT DEVELOPMENTS

FC/SCH Facilities – As previously disclosed on February 7, 2012, a master lease and restructure agreement (the “Agreement”) between the Company, Genesis Healthcare, LLC (“Genesis”) and FC/SCH Partners, LLC and FC Properties WV, LLC (collectively “FC/SCH”) related to the eleven facilities then leased by FC/SCH became effective January 1, 2012.  Among other things, the Agreement provided at the closing:

1.	a subsidiary of Genesis would enter into a new long-term master lease providing for a twelve-year initial term;
2.	Genesis would deliver a guaranty of the new master lease;
3.	the restructuring of certain indebtedness of FC/SCH to Omega, including, the guaranty of Genesis to repay such indebtedness as restructured; and
4.	the release of certain other obligations of FC/SCH.

Effective January 1, 2012, all regulatory approvals were received (except with respect to the Vermont facilities, which will be added to the new master lease when Vermont regulatory approvals are received) and the Company and a Genesis subsidiary entered into a new twelve-year master lease.

Facility Sales – For the three-month period ended March 31, 2012, the Company sold two facilities for a total of $14.1 million, generating a $5.3 million accounting gain.  Both facilities were sold as a result of exercised purchase options by two separate tenants.

DIVIDENDS

Common Dividends – On April 17, 2012, the Company’s Board of Directors announced a common stock dividend of $0.42 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid May 15, 2012 to common stockholders of record on April 30, 2012.

2012 ADJUSTED FFO GUIDANCE

The Company revised its 2012 Adjusted FFO available to common stockholders to be between $2.09 and $2.12 per diluted share versus its previous range of $2.06 to $2.12 per share.

The Company's Adjusted FFO guidance for 2012 includes the impact of approximately $150 million of projected new investments; however, it excludes the impact of gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company's Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, May 8, 2012, at 10 a.m. Eastern to review the Company’s 2012 first quarter results and current developments.  Analysts and investors interested in participating are invited to call (877) 317-6789 from within the United States or (412) 317-6789 from outside the United States and ask the operator to be connected to the “Omega Healthcare First Quarter 2012 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At March 31, 2012, the Company owned or held mortgages on 428 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 49,966 licensed beds (47,867 available beds) located in 33 states and operated by 47 third-party healthcare operating companies.  In addition, the Company has seven facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2012 Adjusted FFO Guidance.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$2,529,617	$2,537,039
Less accumulated depreciation	(494,936)	(470,420)
Real estate properties – net	2,034,681	2,066,619
Mortgage notes receivable – net	239,901	238,675
	2,274,582	2,305,294
Other investments – net	45,966	52,957
	2,320,548	2,358,251
Assets held for sale – net	8,090	2,461
Total investments	2,328,638	2,360,712

Cash and cash equivalents	2,717	351
Restricted cash	34,393	34,112
Accounts receivable – net	106,741	100,664
Other assets	66,314	61,473
Total assets	$2,538,803	$2,557,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$27,000	$272,500
Secured borrowings	302,221	303,610
Unsecured borrowings – net	1,200,783	975,290
Accrued expenses and other liabilities	125,916	127,428
Total liabilities	1,655,920	1,678,828

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 104,766 shares as of March 31, 2012 and 103,410 as of December 31, 2011	10,477	10,341
Common stock – additional paid-in-capital	1,492,147	1,471,381
Cumulative net earnings	659,514	633,430
Cumulative dividends paid	(1,279,255)	(1,236,668)
Total stockholders’ equity	882,883	878,484
Total liabilities and stockholders’ equity	$2,538,803	$2,557,312

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue
Rental income	$75,975	$66,337
Mortgage interest income	7,336	3,498
Other investment income – net	1,130	641
Miscellaneous	74	-
Total operating revenues	84,515	70,476

Expenses
Depreciation and amortization	27,147	25,218
General and administrative	4,041	3,747
Stock-based compensation expense	1,485	1,479
Acquisition costs	105	45
Impairment on real estate properties	272	24,971
Nursing home expenses of owned and operated assets	-	230
Total operating expenses	33,050	55,690

Income before other income and expense	51,465	14,786
Other income (expense):
Interest income	7	11
Interest expense	(22,967)	(20,000)
Interest – amortization of deferred financing costs	(629)	(694)
Interest –refinancing costs	(7,108)	(16)
Total other expense	(30,697)	(20,699)

Income before gain (loss) on assets sold	20,768	(5,913)
Gain on assets sold - net	5,316	-
Net income	26,084	(5,913)
Preferred stock dividends	-	(1,691)
Preferred stock redemption	-	(3,472)
Net income (loss) available to common stockholders	$26,084	$(11,076)

Income per common share available to common stockholders:
Basic:
Net income (loss)	$0.25	$(0.11)
Diluted:
Net income (loss)	$0.25	$(0.11)

Dividends declared and paid per common share	$0.41	$0.37

Weighted-average shares outstanding, basic	103,754	100,074
Weighted-average shares outstanding, diluted	104,012	100,086

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net income (loss) available to common stockholders	$26,084	$(11,076)
(Deduct gain)/add back loss from real estate dispositions	(5,316)	—
Sub – total	20,768	(11,076)
Elimination of non-cash items included in net income:
Depreciation and amortization	27,147	25,218
Add back non-cash provision for impairments on real estate properties	272	24,971
Funds from operations available to common stockholders	$48,187	$39,113

Weighted-average common shares outstanding, basic	103,754	100,074
Restricted stock and PRSUs	241	—
Deferred stock	17	12
Weighted-average common shares outstanding, diluted	104,012	100,086

Funds from operations per share available to common stockholders	$0.46	$0.39

Adjusted funds from operations:
Funds from operations available to common stockholders	$48,187	$39,113
Add back non-cash preferred stock redemption charges	—	3,472
Add back nursing home expenses	—	230
Add back interest refinancing expense	7,108	16
Add back acquisition costs	105	45
Add back non-cash stock-based compensation expense	1,485	1,479
Adjusted funds from operations available to common stockholders	$56,885	$44,355

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company’s computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its 2012 Adjusted FFO available to common stockholders to be between $2.09 and $2.12 per diluted share.  The following table presents a reconciliation of our guidance regarding 2012 FFO and Adjusted FFO to net income available to common stockholders:

	2012 Projected AFFO
Per diluted share:
Net income available to common stockholders	$0.94	−	$0.94
Adjustments:
Depreciation and amortization	1.02	−	1.05
Provision for impairment on real estate assets	0.00	−	0.00
Funds from operations available to common stockholders	$1.96	−	$1.99

Adjustments:
Interest expense – refinancing costs	0.07	−	0.07
Stock-based compensation expense	0.06	−	0.06
Adjusted funds from operations available to common stockholders	$2.09	−	$2.12

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended March 31, 2012:

	As of March 31, 2012
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	396	44,186	$2,548,817	91%
Loans Receivable(2)	32	3,681	239,901	9%
Total Investments	428	47,867	$2,788,718	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	413	47,064	$2,721,708	98%	$58
Assisted Living Facilities	10	510	33,540	1%	66
Specialty Hospitals and Other	5	293	33,470	1%	114
	428	47,867	$2,788,718	100%	$58

Note: table above excludes seven facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $0.6 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2012
Rental Property (1)	$75,975	90%
Mortgage Notes	7,336	9%
Other Investment Income	1,130	1%
	$84,441	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2012
Skilled Nursing Facilities (1)	$81,489	97%
Assisted Living Facilities	687	1%
Specialty Hospitals	1,135	1%
Other	1,130	1%
	$84,441	100%

(1) 1st quarter revenue includes $0.8 million reduction for lease inducement. Excludes revenue from owned and operated assets.

Operator Concentration by Investment ($000's)	As of March 31, 2012
	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$324,298	12%
Airamid	38	263,560	10%
Sun Healthcare Group, Inc.	40	233,414	8%
Signature Holdings, LLC	31	222,629	8%
Advocat Inc.	36	148,156	5%
Gulf Coast	17	146,636	5%
Guardian LTC Management (1)	23	145,171	5%
Capital Funding Group, Inc.	17	129,904	5%
Genesis	13	121,544	4%
Consulate	17	117,654	4%
Remaining 37 Operators (2)	160	935,752	34%
	428	$2,788,718	100%

Note: table above excludes seven facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement. (2) Includes $0.6 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Florida (1)	87	$613,774	22%
Ohio	50	358,420	13%
Pennsylvania	25	174,519	6%
Maryland	16	173,193	6%
Texas	32	169,586	6%
Arkansas	23	126,084	5%
Michigan	17	122,510	5%
Tennessee	16	117,855	4%
West Virginia (2)	11	95,010	3%
Colorado	12	79,227	3%
Kentucky	15	67,067	3%
Indiana	16	64,312	2%
North Carolina	10	58,369	2%
Massachusetts	8	57,347	2%
Louisiana	14	55,514	2%
Alabama	10	54,440	2%
Remaining 17 States	66	401,491	14%
	428	$2,788,718	100%
Note: table above excludes seven facilities classified as held-for-sale. (1) Includes $0.6 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of March 31, 2012
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2012	3,304	500	3,804	1%
	2013	28,482	-	28,482	9%
	2014	1,037	1,268	2,305	1%
	2015	2,476	-	2,476	1%
	2016	29,321	1,404	30,725	10%

(1) Based on 2012 contractual rents and interest (without giving effect to annual escalators).

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended December 31, 2011	52.9%	38.4%	8.7%
Three-months ended September 30, 2011	50.5%	40.9%	8.6%
Three-months ended June 30, 2011	50.2%	41.2%	8.6%
Three-months ended March 31, 2011	50.0%	41.6%	8.4%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended December 31, 2011	84%	2.2	x	1.8	x
Twelve-months ended September 30, 2011	84%	2.3	x	1.8	x
Twelve-months ended June 30, 2011	84%	2.3	x	1.8	x
Twelve-months ended March 31, 2011	84%	2.2	x	1.8	x
Twelve-months ended December 31, 2010	84%	2.1	x	1.7	x

(1)	Based on available beds.

The following table presents a debt maturity schedule as of March 31, 2012:

Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (2)	Line of Credit (1)	Senior Notes	Sub Notes (3)	Total Debt
2012	$-	$-	$-	$-	$-
2013	-	-	-	-	-
2014	-	-	-	-	-
2015	-	475,000	-	-	475,000
2016	-	-	-	-	-
Thereafter	278,551	-	1,175,000	20,000	1,473,551
	$278,551	$475,000	$1,175,000	$20,000	$1,948,551

(1) Reflected at 100% borrowing capacity. (2) Excludes $23.7 million of fair market valuations. (3) Excludes $1.2 million of fair market valuations

The following table presents investment activity for the three - month period ended March 31, 2012:

Investment Activity ($000's)	Three Months Ended
	March 31, 2012
Funding by Investment Type:	$ Amount	%

Real Property	$9,837	88%
Mortgages	1,309	12%
Total	$11,146	100%